SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D. C.  20549

                              FORM  8-K

                    CURRENT REPORT PURSUANT
                 TO SECTION 13 OR 15 (d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

Date of Report  (Date of earliest event reported): December 10, 1999

                    Checkpoint Systems, Inc.
 --------------------------------------------------------------------
  (Exact name of registrant as specified in its charter)

                         Pennsylvania
---------------------------------------------------------------------
(State or other jurisdiction of incorporation or organization)

       1-11257                              22-1895850
-------------------------          ---------------------------
(Commission File Number)         (I.R.S. Employer Identification No.)

   101 Wolf Drive  P.O. Box 188     Thorofare, New Jersey     08086
 --------------------------------------------------------------------
            (Address of principal executive offices)

                             (856) 848-1800
 --------------------------------------------------------------------
             (Registrant's telephone number, including area code)

                                 N/A
---------------------------------------------------------------------
         (Former name or address, if changed since last report)

Item 7. Financial Statements and Exhibits


     Filed herewith as Items 7(a) and (b) to this Form 8-K/A are the required financial statements and pro forma financial information, relating to the acquisition by Checkpoint Systems, Inc. (the "Registrant") of 98.57% of the outstanding shares of Meto AG pursuant to a cash tender offer. Such transaction is more fully described in the Current Report on Form 8-K filed by the Registrant on December 27, 1999.

Item 7(a)  Financial Statements of Business Acquired

         Index To Financial Statements

         METO AG FINANCIAL STATEMENTS

         Consolidated Balance Sheets

         Consolidated Statements of Operations

         Consolidated Statements of Comprehensive Income

         Consolidated Statements of Stockholders Equity

         Consolidated Statements of Cash Flows

         Consolidated Financial Statements

Item 7(b) Pro Forma Consolidated Financial Information


     - Unaudited Pro Forma Financial Statements - Basis of Presentation
     - Unaudited Pro Forma Balance Sheet
     - Unaudited Pro Forma Statement of Operations
     - Notes to Unaudited Pro Forma Financial Statements

                   INDEX TO FINANCIAL STATEMENTS

METO, AG:

      Report of Independent Accountants                                                                 F-2

      Consolidated Balance Sheets as of December 10, 1999 and
         December 31, 1998                                                                              F-3

      Consolidated Statements of Operations for the period from January 1, 1999 to
         December 10, 1999 and for the year ended December 31, 1998                                     F-4

      Consolidated Statements of Comprehensive Income for the period from January 1, 1999 to December 10, 1999 and for the year ended
         December 31, 1998                                                                              F-5

      Consolidated Statements of Stockholders' Equity for the period from January 1, 1999 to December 10, 1999 and for the year ended
         December 31, 1998                                                                              F-6

      Consolidated Statements of Cash Flows for the period from January 1, 1999 to
         December 10, 1999 and for the year ended December 31, 1998                                     F-7

      Notes to Consolidated Financial Statements                                                        F-8

CHECKPOINT SYSTEMS, INC.:

      Unaudited Pro Forma Financial Statements -- Basis of Presentation                                F-25

      Unaudited Pro Forma Balance Sheet as of September 26, 1999                                       F-26

      Unaudited Pro Forma Statement of Operations for the Nine
         Months (39 weeks) Ended September 26, 1999                                                    F-27

      Unaudited Pro Forma Statement of Operations for the
         Year (52 weeks) Ended December 27, 1998                                                       F-28

      Notes to Unaudited Pro Forma Financial Statements                                                F-29

                        Report of Independent Accountants

To Meto AG:


We have audited the accompanying consolidated balance sheets of Meto AG, formerly Meto Holding GmbH, and prior to June 14, 1999, the carved-out portion of Meto Holding GmbH, a wholly owned subsidiary of Esselte AB, combined with certain other Esselte AB businesses (see Note 1) and subsidiaries as of December 10, 1999 and December 31, 1998, and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for the periods then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards in Germany which, as applied by us, are substantially the same as those followed in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Meto AG and subsidiaries (see Note 1) as of December 10, 1999 and December 31, 1998 and the results of their operations and their cash flows for the periods then ended, in conformity with generally accepted accounting principles in the United States.

ARTHUR ANDERSEN
Wirtschaftsprufungsgesellschaft
Steuerberatungsgesellschaft mbH



Gunter Nahs                                Lutz Frey
Wirtschaftsprufer                          Wirtschaftsprufer
(Authorised Public Accountant)             (Authorised Public Accountant)


Eschborn / Frankfurt am Main
February 10, 2000

                      METO AG AND SUBSIDIARIES (SEE NOTE 1)
                           CONSOLIDATED BALANCE SHEETS
                (In thousands of Euros, except share information)



                                                               December 10, 1999 (1)     December 31, 1998 (2)
                                                              ----------------------    ----------------------
                                                                     (EUR 000)                (EUR 000)
ASSETS
CURRENT ASSETS:


      Cash and cash equivalents                                               32,316                    16,001
      Accounts receivable, net of allowances of
        EUR 4,531 and EUR 4,260                                               70,854                    61,904
      Inventories                                                             39,889                    38,226
      Other current assets                                                     9,736                     5,781
      Deferred income taxes                                                    1,211                     1,777
                                                              ----------------------    ----------------------

            Total current assets                                             154,006                   123,689
Property, plant and equipment, net                                            47,200                    43,144
Goodwill, net                                                                  7,431                     8,895
Intangible assets, net                                                         6,385                     2,152
Deferred income taxes                                                          7,282                     7,842
Other long-term assets                                                         4,344                     7,106
                                                              ----------------------    ----------------------
                                                                             226,648                   192,828
                                                              ======================    ======================
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Short-term borrowings and current

       portion of long-term debt                                              32,629                    10,801
       Accounts payable                                                       18,944                    12,804
       Accrued expenses                                                       49,012                    40,437
       Accrued income taxes                                                   25,100                    17,820
       Due to Esselte AB                                                         --                     33,724
             Total current liabilities                                       125,685                   115,586
Long-term debt                                                                19,329                       330
Pension liabilities                                                           46,400                    46,877
Deferred income taxes                                                            216                       360
                                                              ----------------------    ----------------------
        Total liabilities                                                    191,630                   163,153
                                                              ----------------------    ----------------------
COMMITMENTS AND CONTINGENCIES (Note 11)
STOCKHOLDERS' EQUITY:
     Capital stock, no par value, 34,239,628 shares issued
        and outstanding at December 10, 1999                                      -                         -
     Additional paid-in capital                                               29,675                        -
     Esselte AB's equity in Meto operations                                       -                     29,675
     Retained earnings                                                         2,443                        -
     Currency translation adjustment                                           2,900                        -
                                                              ----------------------     ---------------------
        Total stockholders' equity                                            35,018                    29,675
                                                              ----------------------     ---------------------
                                                                             226,648                   192,828
                                                              ======================    ======================



(1)  The U.S. dollar exchange rate on December 10, 1999 was EUR 0.98213 to
     $1.00.

(2) The 1998 financial statements have been restated to reflect the retroactive applications of the Euro as the functional currency based on the January 1, 1999 exchange rate of EUR 0.51129 to DM 1.00.

        The accompanying notes are an integral part of these statements.

                      METO AG AND SUBSIDIARIES (SEE NOTE 1)

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                (In thousands of Euros, except per share amounts)


                                                  Period From
                                               January 1, 1999 to             Year Ended
                                             December 10, 1999 (1)     December 31, 1998   (2)
                                            ----------------------     -----------------------
                                                     (EUR 000)                 (EUR 000)
    Net revenues                                            343,322                    344,634
    Cost of revenues                                        200,124                    194,881
                                            -----------------------    -----------------------
        Gross profit                                        143,198                    149,753
    Selling, general and
        administrative expenses                             126,547                    124,203
                                            -----------------------    -----------------------
        Operating income                                     16,651                     25,550
    Interest expense, net                                     2,484                      1,327
                                            -----------------------    -----------------------
        Income before income taxes                           14,167                     24,223
    Income tax provision                                      11,731                     9,219

    Minority interest                                             7                        --
                                            -----------------------    ----------------------

     Net income                                               2,443                     15,004
                                            =======================    =======================

     Net income per share                                      0.07                       0.44
                                            =======================    =======================

(1)  The U.S. dollar exchange rate on December 10, 1999 was EUR 0.98213 to
     $1.00.

(2) The 1998 financial statements have been restated to reflect the retroactive applications of the Euro as the functional currency based on the January 1, 1999 exchange rate of EUR 0.51129 to DM 1.00.

        The accompanying notes are an integral part of these statements.

                      METO AG AND SUBSIDIARIES (SEE NOTE 1)

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                             (In thousands of Euros)


                                                 Period From
                                              January 1, 1999 to            Year Ended
                                           December 10, 1999 (1)     December 31, 1998 (2)
                                           ---------------------     ----------------------
                                                    (EUR 000)                 (EUR 000)

   Net income                                                2,443               15,004
   Currency translation adjustment, net
       of tax                                                2,900                  --
                                           -----------------------   ----------------------
   Comprehensive income                                      5,343               15,004
                                           =======================   ======================



(1)  The U.S. dollar exchange rate on December 10, 1999 was EUR 0.98213 to
     $1.00.

(1) The 1998 financial statements have been restated to reflect the retroactive applications of the Euro as the functional currency based on the January 1, 1999 exchange rate of EUR 0.51129 to DM 1.00.

        The accompanying notes are an integral part of these statements.

                      METO AG AND SUBSIDIARIES (SEE NOTE 1)


                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  (In thousands of Euros, except share amounts)



                                                                            Esselte AB's
                                                               Additional     Equity in                    Currency
                                       Capital Stock             Paid-in        Meto         Retained     Translation
                                -------------------------
                                    Shares         Amount        Capital      Operations     Earnings    Adjustment         Total
                                -----------    ------------  ------------   ------------   -----------   ----------     ---------
                                               (EUR 000)(2)  (EUR 000)(2)   (EUR 000)(2)   (EUR 000)(2)  (EUR 000)(2)   (EUR 000)(2)
BALANCE,
   DECEMBER 31, 1997                   --             --            --          14,671            --            --         14,671
   Net income                          --             --            --          15,004            --            --         15,004
                                ----------     ----------    ----------     ----------     ----------    ----------     ---------
BALANCE,
   DECEMBER 31, 1998                   --             --            --          29,675            --            --         29,675

   Spin-off and
     reorganization of
     Meto AG                    34,239,628            --         29,675        (29,675)           --            --             --
   Net income                          --             --            --             --           2,443           --          2,443
   Currency translation

     adjustment                        --             --            --             --             --          2,900         2,900
                                ----------     ----------    ----------     ----------     ----------    ----------     ---------
BALANCE,
   DECEMBER 10, 1999 (1)        34,239,628            --         29,675            --           2,443         2,900        35,018
                                ==========     ==========    ==========     ==========     ==========    ==========     =========


(1)  The U. S. dollar exchange rate on December 10, 1999 was EUR 0.98213 to
     $1.00.

(2) The 1998 financial statements have been restated to reflect the retroactive applications of the Euro as the functional currency based on the January 1, 1999 exchange rate of EUR 0.51129 to DM 1.00.

        The accompanying notes are an integral part of these statements.

                      METO AG AND SUBSIDIARIES (SEE NOTE 1)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (In thousands of Euros)



                                                                      Period From
                                                                   January 1, 1999 to
                                                                December 10, 1999 (1)         Year Ended December 31, 1998 (2)
                                                                ------------------------      --------------------------------

                                                                         (EUR 000)                 (EUR 000)
OPERATING ACTIVITIES:
   Net income                                                                     2,443                   15,004
  Adjustments to reconcile net income to net cash provided by operating activities:

         Depreciation and amortization                                           16,028                   11,304
         Deferred income taxes                                                      982                      --
         Provision for losses on accounts receivable                              1,583                      989
         (Gain) loss on sale of property and equipment                               69                     (100)
         Change in operating assets and liabilities--
           Accounts receivable                                                   (6,495)                    (696)
           Inventories                                                             (106)                    (200)
           Other assets                                                          (1,108)                     --
           Accounts payable                                                       1,068                     (100)
           Accrued expenses                                                       6,524                     (100)
           Accrued income taxes                                                   7,056                      --
           Other liabilities                                                        614                      --
                                                                -----------------------   ---------------------

                Net cash provided by operating activities                        28,658                   26,101
                                                                -----------------------   ----------------------
INVESTING ACTIVITIES:

  Purchases of property and equipment                                           (16,593)                  (9,200)
  Proceeds from sales of property and equipment                                     757                      400
  Business acquisitions, net of cash acquired                                    (3,610)                  (1,300)
                                                                -----------------------   ----------------------

                Net cash used in investing activities                           (19,446)                 (10,100)
                                                                -----------------------   ----------------------
FINANCING ACTIVITIES:

  Net repayments of advances from Esselte AB                                    (33,724)                     --
  Net proceeds from short-term borrowings

       and long-term debt                                                        40,827                      --
                                                                -----------------------   ---------------------
                Net cash provided by financing activities                         7,103                      --
                                                                -----------------------   ---------------------

Net increase in cash and cash equivalents                                        16,315                   16,001
Cash and cash equivalents, beginning of period                                   16,001                      --
                                                                -----------------------   ---------------------
Cash and cash equivalents, end of period                                         32,316                   16,001
                                                                =======================   ======================


(1)  The U.S. dollar exchange rate on December 10, 1999 was EUR 0.98213 to
     $1.00.

(2) The 1998 financial statements have been restated to reflect the retroactive applications of the Euro as the functional currency based on the January 1, 1999 exchange rate of EUR 0.51129 to DM 1.00.

        The accompanying notes are an integral part of these statements.

                            METO AG AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BACKGROUND, ORGANIZATON AND BASIS OF PRESENTATION:


Meto AG is an international provider of value-added labeling solutions for article identification and security to improve customer sales and processes, primarily in the retail sector and in the retail supply chain. Meto has four principal products: Barcode Labeling Systems ("BCS"), which are automatic identification systems primarily for use in the retail sector and retail-related industries; Electronic Article Surveillance Systems ("EAS"), which are used by retailers focused on consumable goods article surveillance; Hand-held Labeling Systems ("HLS"), which are hand-held price marking systems used primarily by retailers; and Retail Merchandising Systems ("RMS"), which are a range of products, primarily for in-store retail promotion, display and other information delivery purposes.


Meto AG, formerly Meto Holding GmbH, was a wholly-owned subsidiary of Esselte AB through June 14, 1999, at which time all of the shares of Meto AG were distributed proportionately to Esselte AB shareholders (the "spin-off"). In preparing for the spin-off, during 1998 and early 1999, certain of Esselte's business units that were complementary to Meto's operations were acquired by Meto and certain of Meto's business units that were more strategically aligned with Esselte's other business units were sold to Esselte. Following this reorganization, Meto AG included only the Esselte subsidiaries and business units associated with Meto's ongoing operations (the "Company").

Since Esselte was the sole stockholder of the Company, the reorganization transactions have been accounted for as transfers between companies under common control. Accordingly, the assets and liabilities associated with the reorganization acquisitions and dispositions are reflected at carry-over basis.

The historical financial statements of the legal entity, Meto AG, are not representative of the historical business of the Company. Therefore, the accompanying consolidated financial statements include the carved-out operations of the Company prior to the spin-off, and the operations of the legal entity, Meto AG, subsequent to the spin-off. Prior to the spin-off, the Company's equity has been reflected as Esselte AB's equity in Meto operations. In connection with the spin-off and distribution of Meto AG no par value shares, Esselte AB's equity in Meto operations was deemed a contribution to the Company, and the balance of EUR 29,675,000 was transferred to additional paid-in capital.

2. TENDER OFFER BY CHECKPOINT SYSTEMS, INC.:

On August 11, 1999, Checkpoint Systems, Inc. initiated a cash tender offer to acquire all of the shares of Meto AG for SEK 65 per share, and on December 10, 1999, Checkpoint completed its acquisition of the Company. The accompanying financial statements do not reflect any adjustments that may result from the acquisition.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation

The consolidated financial statements include the accounts of Meto AG, its majority owned subsidiaries and certain Esselte AB business units prior to the spin-off. All material intercompany transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue from the sale of products is recognized upon shipment. EAS hardware revenue is recognized upon completion of the installation. Service revenue is recognized on a straight-line basis over the contractual period or as services are performed.


Cash and Cash Equivalents


The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents includes EUR 19,557,000 and EUR 5,486,000 of short-term notes at December 10, 1999 and December 31, 1998, respectively.


Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market value.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful lives. The estimated useful lives are as follows:


Personal computers and software 3 years

Office equipment, furniture and vehicles 5 years

Machinery and equipment 5 - 10 years

Leasehold improvements Lease term or 10 years

Buildings 33 - 50 years


Depreciation expense for the period from January 1, 1999 to December 10, 1999 and for the year ended December 31, 1998 was EUR 9,047,000 and EUR 8,747,000, respectively.

Goodwill


Goodwill resulted from the Company's acquisitions of businesses outside the Esselte/Meto group and is being amortized over periods ranging from 3 to 20 years. As of December 10, 1999 and December 31, 1998, accumulated amortization was EUR 5,500,000 and EUR 10,329,000, respectively. Amortization expense for the period from January 1, 1999 to December 10, 1999 and for the year ended December 31, 1998, was EUR 5,135,000 (including an impairment charge of EUR 3,615,000) and EUR 1,782,000, respectively.


Intangible Assets

Intangible assets consist primarily of acquired patent rights and license agreements, which are amortized over the life of the patent or over the term of the agreement (5 to 17 years) using the straight-line method. Accumulated amortization was EUR 6,816,000 and EUR 5,091,000 at December 10, 1999 and December 31, 1998, respectively. Amortization expense was EUR 1,846,000 and EUR 775,000 for the period from January 1, 1999 to December 10, 1999 and for the year ended December 31, 1998, respectively.

Long-Lived Assets


The Company continually evaluates whether events and circumstances have occurred that indicate that the carrying amount of a long-lived asset may not be recoverable. If factors indicate that a long-lived asset, including goodwill, should be evaluated for possible impairment, the Company uses an estimate of the related undiscounted future cash flows to determine if an impairment has occurred. In 1999, the Company wrote-off impaired goodwill totaling EUR 3,615,000 to reflect the estimated fair value at December 10, 1999.

Investments in Affiliates


The Company has investments in affiliates accounted for using the cost method and the equity method. Income and losses of equity method affiliates are recognized based on the Company's ownership percentage. In 1999, the Company wrote off investments and loans amounting to EUR 1,093,000 where permanent impairment has occurred. The carrying value of investments in affiliates is EUR 20,000 at December 10, 1999.


Income Taxes

Income taxes are determined in accordance with SFAS No. 109. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statement and tax basis of assets and liabilities using enacted statutory tax rates in effect at the balance sheet date. Changes in enacted tax rates are reflected in the tax provision as they occur. A valuation allowance is recorded to reduce deferred tax assets when realization of a tax benefit is less likely than not.

Accrued Warranty Obligation


The Company provides warranties on its products that vary by country. Product warranties generally range from three months to five years and the Company provides for its warranty obligation upon the sale of its products. Warranty expense was EUR 629,000 and EUR 584,000 for the period from January 1, 1999 to December 10, 1999 and for the year ended December 31, 1998, respectively. The Company's accrued warranty obligation totaled EUR 2,053,000 and EUR 2,053,000 at December 10, 1999 and December 31, 1998, respectively. The accrued warranty obligation is provided for future product warranty claims based on management estimates. These estimates are based on historical information along with certain assumptions about future events, which could change.


Research and Development Costs

Research and development costs are expensed as incurred, and approximated EUR 2,977,000 and EUR 3,263,000 for the period from January 1, 1999 to December 10, 1999 and for the year ended December 31, 1998, respectively.

Advertising Costs

The Company expenses advertising costs as incurred. For the period from January 1, 1999 to December 31, 1999 and for the year ended December 10, 1998, advertising expense was EUR 5,245,000 and EUR 5,254,000, respectively.

Net Income Per Share


The Company computes net income per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS 128 and SAB 98, basic net income per common share ("Basic EPS") is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding. Diluted net income per common share ("Diluted EPS") is computed by dividing net income by the sum of the weighted average number of common shares and the potentially dilutive common share equivalents then outstanding. The Company does not have any potentially dilutive common share equivalents outstanding. For periods prior to the spin-off, the 34,239,628 shares issued in the distribution are treated as outstanding for the entire period.


Foreign Currency Translation and Transactions

The Company's balance sheet accounts of non-EU subsidiaries are translated into Euros at the rate of exchange in effect at the balance sheet dates. Revenues, costs and expenses of the Company's non-EU subsidiaries are translated into Euros at the average rate of exchange in effect during each reporting period. The resulting translation adjustment is recorded as a separate component of stockholders' equity. Foreign currency transaction gains and losses are included in the results of operations.


On January 1, 1999, the Company changed its reporting currency from the German DM to the Euro. The 1998 financial statements have been restated to reflect the retroactive application of the Euro as the functional currency based on the January 1, 1999 exchange rate of EUR 0.51129 to DM 1.00. Accordingly, the Company's financial statements do not reflect a currency translation adjustment for the year ended December 31, 1998.


The Company enters into certain foreign exchange forward and option contracts in order to hedge anticipated rate fluctuations in certain foreign countries (see
Note 12). Transaction gains or losses resulting from these contracts are recognized over the contract period. The Company uses the fair value method of accounting, recording realized and unrealized gains and losses on these contracts. These gains and losses are included in earnings.

New Accounting Standards

In 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position but did affect the disclosure of segment information (see Note 13).



In March 1998, the AICPA issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires entities to capitalize certain costs related to internal-use software once certain criteria have been met. The adoption of SOP 98-1 did not have a material impact on the Company's results of operations, financial position or liquidity.

Accounting Standard Not Yet Adopted

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes new accounting and reporting standards for companies to report information about derivative instruments, including certain derivative instruments imbedded in other contracts (collectively referred to as derivatives), and for hedging activities. This statement is effective for financial statements issued for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company is currently analyzing the impact of the adoption of this statement.

4.       INVENTORIES:

Inventories consist of the following:

                                December 10,        December 31,
                                      1999                1998
                                              (EUR 000)
Raw materials                              13,100              11,348
Work-in-process                               542                 260
Finished goods                             26,247              26,618
                                -----------------   -----------------
                                           39,889              38,226
                                =================   =================

5. PROPERTY AND EQUIPMENT:

Property and equipment consist of the following:

                                        December 10,            December 31,
                                              1999                1998
                                                      (EUR 000)
Land                                                2,294               2,387
Buildings and improvements                         33,173              34,167
Machinery and equipment                            88,406              82,582
                                        -----------------   -----------------
                                                  123,873             119,136
Less- Accumulated depreciation
   and amortization                                76,673              75,992
                                        -----------------   -----------------
                                                   47,200              43,144
                                        =================   =================


Included in property and equipment at December 10, 1999 above is EUR 12,220,000 of equipment under capital lease with EUR 371,000 of accumulated amortization. In addition, the Company has entered into an agreement to rent its German laminating facility (see Note 11).


6. ACQUISITIONS:

In January 1999, the Company acquired all of the outstanding shares of Teollosuutarra OY (Finland) for a consideration of EUR 0.8 million. The company manufactures bar-code labels and has annual sales of approximately EUR 1.4 million.

In March 1999,the Company acquired the assets and patents rights of Etirever S.A. (Spain), a label applicator company, for EUR 0.1 million. The company has annual sales of approximately EUR 0.5 million.

In April 1999, the company acquired the outstanding shares of Thamesdown Labels, Ltd. (UK), a manufacturer of bar-code labels. The consideration amounted to EUR
2.4 million and the company has annual sales of approximately EUR 4.8 million.

In July 1999, the company acquired the assets of Bar-code Labeling Systems Pty (Australia) for a consideration of EUR 0.3 million. The company manufactures bar-code labels and has annual sales of approximately EUR 1.3 million.

The acquisitions have been accounted for using the purchase method with the purchase price allocated to the fair value of the net assets acquired. Pro-forma financial information has not been presented as the acquisitions are immaterial to the Company.


7. SHORT-TERM BORROWINGS AND LONG-TERM DEBT:
   -----------------------------------------

The Company's short-term borrowings and current portion of long-term debt consists of the following:

                                         December 10,        December 31,
                                               1999                1998
                                                    (EUR 000)
Trade bills payable                              638              1,484
Overdraft borrowings                           1,085              8,698
Current portion of
   long-term debt                              1,531                 --
Other borrowings                              29,375                619
                                         -----------   ----------------

                                              32,629             10,801
                                         ===========   ================

The Company's other borrowings consist primarily of short-term loans from commercial banks that mature on December 15, 1999. Interest on these loans range from 3.65% to 5.80% and the borrowings are secured by Company assets.

The Company's long-term debt consists of the following :

                                         December 10,        December 31,
                                               1999                1998
                                                    (EUR 000)
Capital lease obligations                  11,563                 --
Installment note payable                    4,756                 --
Other                                       3,010                 330
                                 ----------------    ----------------

                                           19,329                 330
                                 ================    ================

The aggregate maturities of all long-term debt are as follows:

                                    EUR (000)
                 2000                                           1,531
                 2001                                           1,897
                 2002                                           1,931
                 2003                                           1,966
                 2004                                           2,000
                 Thereafter                                    11,535
                                                         ------------
                                                               20,860
                 Less-Current portion                          (1,531)
                                                         ------------
                                                               19,329

8. INCOME TAXES:


Meto AG and subsidiaries, formerly Meto Holding GmbH, has been a tax paying entity since its formation. However, prior to the spin-off (see Note 1), the Company includes certain carved-out operations of Meto AG and Esselte AB, some of which were not separate tax paying entities. The Company has accounted for income taxes using the separate return method under Statement of Accounting Standards No. 109, "Accounting for Income Taxes." Accordingly, income taxes have been recorded as though the Company was a separate tax paying entity for all periods presented.

In connection with Esselte AB's 1995 legal restructuring of their German operations, the Company previously recorded a tax provision of EUR 8.1 million, which was accrued at December 31, 1998, related to estimated taxes due in Germany. Negotiations are currently in progress with German tax authorities regarding this matter and regarding the Company's sale of Nielson & Bainbridge in 1998. At December 10, 1999, EUR 10.2 million is accrued for the tax settlement of which EUR 2.1 million will be charged to Esselte AB, and therefore, is reflected as an other current asset in the accompanying balance sheet.

The Company's income tax provision consists of the following:



                                       January 1, 1999 to             Year Ended

                                         December 10, 1999       December 31, 1998
                                         -----------------       -----------------
                                             (EUR 000)                   (EUR 000)
      Current provision:
          German                                       5,326              5,572
          Foreign                                      6,316              5,698
      Deferred provision (benefit)                        89             (2,051)
                                       ---------------------          ---------
                                                      11,731              9,219
                                       =====================          =========

Income before income taxes is attributable to the following geographic locations:



                                                             January 1, 1999 to                 Year Ended

                                                              December 10, 1999             December 31, 1998
                                                             ---------------------------------------------
                                                                     (EUR 000)                   (EUR 000)
          German                                                                3,878                     8,201
          Foreign                                                              10,289                    16,022
                                                             ------------------------    ----------------------
                                                                               14,167                    24,223
                                                             ========================    ======================

In Germany, current year earnings retained in the company are subject to a 40% corporate income tax (45% in 1998). Income distributed to shareholders is taxed at 30%; any excess paid over 30% is refunded. Additionally, there is a local trade tax levied on German income which is deductible for corporate income tax and a solidarity surcharge based on domestic corporate tax expense. This leads to an average tax rate of 51% in 1999 and 55% in 1998.

The reconciliation between the German statutory income tax rates and the Company's effective tax rate is as follows:



                                                                  January 1, 1999 to                Year Ended
                                                                      December 10, 1999          December 31, 1998
                                                                      -----------------          -----------------
 Tax at statutory German rate                                                        51%                        55%
 Foreign tax rate differential, net                                                 (10)                       (15)
 Non-deductible goodwill amortization                                                19                          4
 Valuation allowance                                                                 20                          --
 Other                                                                                3                         (6)
                                                                  ---------------------      ---------------------
                                                                                     83%                        38%
                                                                  =====================      =====================

The components of the Company's net deferred tax asset are as follows:

                                       December 10, 1999      December 31, 1998
                                       -----------------      -----------------
                                           (EUR 000)              (EUR 000)
      Deferred tax assets:
          Accounts receivable                          261                   --
          Inventories                                2,726                 1,777
          Accrued expenses                              19                   --
          Loss carryforwards                         8,989                 8,356
          Pension liabilities                        4,560                 4,980
          Other                                        353                   139
                                       -------------------    ------------------
                                                    16,908                15,252
          Less - Valuation allowance                 8,415                 5,633
                                       -------------------    ------------------
          Deferred tax assets                        8,493                 9,619
                                       -------------------    ------------------

      Deferred tax liabilities:
          Property and equipment                        36                   --
          Other                                        180                   360
                                       -------------------    ------------------
          Deferred tax liabilities                     216                   360
                                       -------------------    ------------------

      Net deferred tax asset                         8,277                 9,259
                                       ===================    ==================


The Company has loss carryforwards totaling approximately EUR 26,627,000 at December 10, 1999. Such loss carryforwards relate primarily to foreign subsidiaries. The Company has provided a valuation allowance for certain loss carryforwards based on management's determination that future taxable income will not be sufficient to recover such carryforwards.

9. RETIREMENT PLANS:
-----------------

The Company maintains several defined benefit pension plans covering approximately 60% of the total workforce at December 10, 1999. The table below sets forth the funded status of the Company's plans and amounts recognized in the accompanying balance sheets.


                                                           December 10,       December 31,

                                                               1999               1998
                                                        ----------------    ----------
                                                             (EUR 000)         (EUR 000)
          Actuarial Present Value of:
            Vested benefits                                      44,973              47,331
            Unvested benefits                                     1,230               1,532
                                                        ---------------     ---------------
          Accumulated benefit obligation                         46,203              48,863
         Effect of projected future compensation
           levels                                                 6,524               8,519
                                                        ---------------     ---------------
          Projected benefit obligations                          52,727              57,382
          Plan assets at fair value                               4,959               6,912
                                                        ---------------     ---------------
          Funded status                                          47,768              50,470
         Unrecognized net transition obligation and

           prior service costs                                   (2,485)             (3,069)
          Unamortized net gain (loss)                             1,117                (524)
                                                        ---------------     ---------------
          Net pension liabilities                                46,400              46,877
                                                        ===============     ===============


The weighted average rate assumptions used in determining pension costs and the projected benefit obligations are as follows:


 Discount rate                                             6.0 %
 Expected rate of return on plan assets                    6.5 %
 Expected rate of increase in future compensation
  levels                                                   3.5 %

The change between periods in the Company's net pension liabilities are as follows:


                                              January 1, 1999 to    Year Ended
                                      December 10, 1999      December 31, 1998
                                      --------------------   -----------------
                                         (EUR 000)                  (EUR 000)
  Balance, beginning of period                   46,877                43,471
  Net periodic pension costs                      4,772                 4,999
  Contributions                                     --                    --
  Benefits paid                                  (2,512)               (1,593)
  Divestments                                    (2,737)                  --
                                      ------------------     ---------------
  Balance, end of period                         46,400                46,877
                                      =================      ================


The divestments represent the impact of employees leaving the Company to join Raflatac Produktions GmbH in connection with the sale of the Company's German laminating operation (see Note 11).


The Company's net periodic pension costs include the following components:



                                                         January 1, 1999 to                 Year Ended

                                                             December 10, 1999          December 31, 1998
                                                             -----------------          -----------------
                                                                 (EUR 000)                  (EUR 000)
Service cost                                                              1,608                       1,935
Interest on PBO                                                           3,143                       2,962
Actual return on plan assets                                               (562)                       (517)
Net amortization and deferrals                                              583                         619
                                                         ----------------------      ----------------------

                                                                          4,772                       4,999
                                                         ======================      ======================



10. RELATED PARTY TRANSACTIONS:
    ---------------------------


Total sales to companies within the Esselte AB group were EUR 1,213,000 and EUR 1,852,000 for the period from January 1, 1999 to December 10, 1999 and for the year ended December 31, 1998, respectively. At December 10, 1999, the Company had trade receivables and trade payables with Esselte AB of EUR 60,000 and EUR 217,000, respectively, and at December 31, 1998, the Company had trade receivables and trade payables of EUR 15,000 and zero with Esselte AB.


In addition, the Company was charged management fees by Esselte for various shared administrative and legal services of EUR 0.3 million and EUR 0.8 million and interest expense on borrowings of EUR 0.2 million and EUR 0.4 million, respectively for the period from January 1, 1999 to December 10, 1999 and for the year ended December 31, 1998, respectively.

Sven Ohlsson, the Chairman of Meto AG, was also a board member of Esselte AB. Jan Kvarnstrom, a board member of Meto AG, was CEO of Esselte AB.

11.      COMMITMENTS AND CONTINGENCIES:
         ------------------------------

The Company leases certain property and equipment under non-cancelable operating leases. Rent expense under all operating leases for the period from January 1, 1999 to December 10, 1999 and for the year ended December 31, 1998 was EUR 7,669,000 and EUR 8,024,000, respectively. Future minimum payments under all non-cancelable operating leases at December 10, 1999, are as follows:

                                    EUR (000)
                 2000                                           6,638
                 2001                                           4,647
                 2002                                           3,423
                 2003                                           2,674
                 2004                                           1,706
                 Thereafter                                     1,837
                                                         ------------
                                                               20,925


Purchase Commitments


The Company is renting its German laminating facility, which has a net carrying value of EUR 23,256,000 at December 10, 1999, to Raflatac Produktions GmbH, a subsidiary of UPM-Kymmene Corporation. In connection with the rental agreement the Company has agreed to purchase a certain volume of paper, which equates to approximately 50% of its current annual world-wide paper consumption, for the duration of the rental term. The facility rental agreement provides for a termination fee of EUR 2,045,000 prior to 2009 and EUR 511,000 after 2009 to be paid by the terminating party.


Litigation

The Company is involved in certain legal actions and claims arising in the ordinary course of business. Management believes that the outcome of such litigation and claims will not have a material adverse effect on the Company's financial position or results of operations.

12.      FINANCIAL INSTRUMENTS AND RISK MANAGEMENT:
         ------------------------------------------

The Company is exposed to several financial risks, including currency risks, interest rate risks and credit risks. The following is a description of these risks and the Company's policy to reduce them.

Currency risks

Transaction exposure

The transaction exposure arises because the cost of a product originates in one currency and the product is sold in another. Since part of the flow is two-way, the Company's net exposure is reduced. The net exposure is spread over many currencies which counteract each other to some extent. The single largest net exposure consists of Meto's purchases of Singapore Dollars against Euros.

Meto's policy is to hedge 75% of the annual net exposure exceeding the corresponding value of EUR 5 million, based on rolling monthly purchasing forecasts, for periods between three and six months.

The hedged net exposure as of December 10, 1999 and December 31, 1998, totaled approximately EUR 1.9 million and EUR 3.4 million, respectively, and was hedged for an average period 3.5 months and 4.5 months, respectively.

Translation exposure in the income statement

Another effect of exchange rate fluctuations arises when income statements of foreign subsidiaries are translated into Euros. The income statements of foreign subsidiaries are translated into Euros using the average exchange rates for the period.

Meto's operations are mainly denominated in European currencies, which is why the Euro has been selected as a reporting currency for presentation purposes. Meto's foreign currency consolidated sales composition is approximately as follows:

                                 % of net sales
                    EUR                                           60%
                    USD                                           14
                    Other                                         26
                                                         -----------
                    Total                                        100%
                                                         ===========

Translation exposure in the balance sheet

A translation exposure also arises when the balance sheets of foreign subsidiaries are translated into Euros. Total assets and net indebtedness change as a consequence of the Euro movements. A stronger Euro reduces the Company's total assets, capital employed and net financial liabilities, and increases the equity to assets ratio.

Since most of the Company's businesses are in the Euro area, the Company's policy is not to hedge the equity of foreign subsidiaries.

Interest rate risks

Based on the net borrowing position of the Company as of December 10, 1999, a 1% rise in interest rates would increase interest expense by EUR 200.

Credit risks

Credit risks in financing operations arise in connection with the placement of liquid assets and in the form of counter-party risks when entering forward exchange agreements. To reduce credit risks, investment of liquidity and forward exchange agreements can only be arranged with a very restricted number of banks within the limits approved by Meto's Management Board. The Company's policy is to work with banks that have a high credit rating and also participate in the Company's financing.

Counter-party risks arise when Meto enters into forward exchange agreements. All of these contracts are entirely linked to the handling of the Company's transaction exposure and borrowings.

At December 10, 1999, Meto had outstanding contracts with a remaining term of up to five months. The average remaining term was three months.

Financial instruments

The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. Forward exchange contracts are used to hedge foreign currency receivables and payables and forecasted sales orders and purchases in foreign currency.

As of December 10, 1999, the following forward exchange contracts were outstanding:

                        Nominal amount            Number of
Currency                 (thousands)              Contracts           Contract dates                  Maturity dates
--------           ------------------------    ---------------  ------------------------      ----------------------
      SGD                       1,800              2            10/19/99                      01/21/00 - 02/18/00
      GBP                         530              4            08/20/99 - 09/22/99 -         01/21/00 - 02/18/00 -
                                                                11/05/99                      03/24/00 - 04/20/00


The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 10, 1999.



                                                                      Carrying Amount   Fair Value
                                                         -----------------------------------------
                                                                (EUR 000)               (EUR 000)
  Financial assets:


     Cash in bank                                                   12,759                  12,759
     Accounts receivable                                            66,740                  66,740
     Other financial assets                                         23,672                  23,672


  Financial liabilities:
     Short-term loans                                               32,629                  32,629
     Long-term loans                                                19,329                  19,329

  Derivatives:                                                         --                      --
     Forward exchange contracts                                      1,900                   1,900



13.      GEOGRAPHIC REPORTING AND SEGMENT INFORMATION:
         ---------------------------------------------


The Company is an international provider of value-added labeling solutions for article identification and security to improve customer sales and processes, primarily in the retail sector and in the retail supply chain. The Company has four principal product lines (see Note 1): (i) barcode labeling system ("BCS"),
(ii) electronic article surveillance ("EAS"), (iii) hand-held labeling systems ("HLS") and (iv) retail merchandising systems ("RMS"). The Company generally evaluates performance based on the net revenues and operating profits of its respective geographic segments. No customer accounts for more than 10% of a segment's net revenues.


Geographic operating results are prepared on a "customer basis," meaning that net revenues and operating income (loss) are included in the geographical area where the customer is located. Assets are included in the geographic area in which the producing entities are located. Inter-area sales between the Company's locations are made at transfer prices that approximate market price and have been eliminated from consolidated net revenues. Operating income (loss) for the individual areas includes the profitability on a transfer price basis, generated by sales of the Company's products imported from other geographic areas. Geographic information is as follows:



                         Net Revenues   Inter-co        Total       Operating      Depreciation/    Identifiable        Capital
                                         Revenues      Revenues       Income       Amortization         Assets      Expenditures
         1999                                        (EUR 000)
         ----

Germany                      72,701        76,221       148,922         2,091              5,330           71,372          10,447
France                       42,059           158        42,217         2,432                873           33,401              86
Netherlands                  30,625         5,515        36,140         1,112              3,186           20,614             828
Rest of  Europe             116,512         2,545       119,057         3,841              3,003           60,962           2,325
US                           47,696         2,338        50,034         2,684              2,024           20,590           1,198
Rest of Americas              9,017           --          9,017           961                 66            2,330             294
Asia/ Pacific Rim            24,712         5,865        30,577         3,530              1,546           17,379           1,415
Eliminations                    --        (92,642)      (92,642)          --                 --               --              --
                         ----------    ----------    ----------    ----------    ---------------    -------------   ------------
                            343,322            --       343,322        16,651             16,028          226,648          16,593
                         ==========    ==========    ==========    ==========    ===============    =============   =============
         1998
         ----
                             82,464        84,691       167,155         4,772              4,206           41,169           3,178

Germany

France                       45,822           110        45,932         3,541                394           32,538             201
Netherlands                  30,958         5,650        36,608         4,850              1,046           22,558           1,538
Rest of  Europe             107,558         2,962       110,520         5,001              2,480           57,618           2,241
US                           46,563         2,301        48,864         2,496              1,765           19,214             888
Rest of Americas              8,729           --          8,729         1,394                 63            2,068              89
Asia/ Pacific Rim            22,540         5,616        28,156         3,496              1,350           17,663           1,065
Elimination                     --      (101,330)     (101,330)            --                --               --              --
                         ----------    ---------     ---------     ----------    ---------------    -------------   ------------
                            344,634           --        344,634        25,550             11,304          192,828           9,200
                         ==========    ==========    ==========    ==========    ===============    =============   =============


Only long-lived assets which are directly attributable to the product segments are shown in the table below.


                                      HLS             BCS             EAS             RMS           Other           Total
                                ------------    ------------    ------------    ------------        -----      ----------
             1999                                         (EUR 000)
             ----
Net revenues from external
   customers                            82,753         124,773          81,520          45,161          9,115         343,322
Operating income (loss)                 20,532         (3,524)           2,490         (1,037)        (1,810)          16,651
Long-lived assets                        2,938          17,402           7,271             120             __          27,731


             1998
Net revenues from external

   customers                            89,021         117,665          76,217          46,175         15,556         344,634
Operating income (loss)                 25,239         (1,340)           3,564           (271)        (1,642)          25,550
Long-lived assets                        3,480          14,431           8,138           2,992             __          29,041



                            CHECKPOINT SYSTEMS, INC.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                              BASIS OF PRESENTATION


         The accompanying unaudited pro forma financial statements give effect to the acquisition of Meto AG ("Meto") by Checkpoint Systems, Inc. ("Checkpoint" or the "Company") as described in Note 1 of Notes to Unaudited Pro Forma Financial Statements. The unaudited pro forma financial statements have been prepared assuming the acquisition had occurred as of September 26, 1999, in the case of the unaudited pro forma balance sheet, and as of January 1, 1998, in the case of the unaudited pro forma statements of operations.

         The Company's fiscal year is the 52-53 week period ending the last Sunday of December and Meto's fiscal year is a calendar year. Therefore, the unaudited pro forma statements of operations combine the Company's results for the 39-weeks ended September 26, 1999 and the 52-weeks ended December 27, 1998 with Meto's results for the nine months ended September 30, 1999 and the year ended December 31, 1998, respectively. The unaudited pro forma balance sheet presents the Company's September 26, 1999 balance sheet and Meto's September 30, 1999 balance sheet and adjustments to reflect the application of the purchase method of accounting based on Meto's assets and liabilities as of the December 10, 1999 acquisition date.

         The unaudited pro forma financial statements have been prepared by management and should be read in conjunction with the historical financial statements of the Company and Meto. These statements are based on certain assumptions and preliminary estimates, which are subject to change. They do not purport to be indicative of the financial positions or results of operations that might have occurred, and do not purport to be indicative of future results.

         Management believes additional synergies and operational improvements will be realized by the acquisition. However, such amounts are not factually supportable for purposes of Article 11 of Regulation S-X and, therefore, are not reflected in the accompanying unaudited pro forma statements of operations.

                            CHECKPOINT SYSTEMS, INC.
                        UNAUDITED PRO FORMA BALANCE SHEET
                               SEPTEMBER 26, 1999


                                                                                           Adjustments
                                                Checkpoint         Meto (1)           Debit           Credit           Pro Forma
                                             ---------------  ----------------  ---------------  ----------------  -------------
                                                                       (in thousands)
ASSETS
Current Assets:
   Cash and cash equivalents                 $        83,707  $        16,628   $    311,495 (a) $    342,263 (a)  $        69,567
   Accounts receivable                               122,924           86,013            --            13,868 (b)          195,069
   Inventories                                        65,072           42,986            --             2,371 (b)          105,687
   Other current assets                               16,981            7,898          3,250 (b)          --                28,129
                                             ---------------  ---------------   -------------    ------------      ---------------
       Total current assets                          288,684          153,525        314,745          358,502              398,452

Equipment on operating lease, net                     21,957              --             --               --                21,957
Property, plant and equipment, net                    85,255           36,332         11,727 (b)        3,576 (e)          129,738
Goodwill, net                                         69,913           11,905        259,774 (c)       14,366 (c)          327,226
Intangible assets, net                                 9,886            1,841         11,871 (d)          107 (f)           23,491
Other long-term assets                                41,111           18,274            --             6,438 (b)           52,947
                                             ---------------  ---------------   ------------     -------------     ---------------
                                             $       516,806  $       221,877   $    598,117     $    382,989      $       953,811
                                             ===============  ===============   ============     ============      ===============


LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
   Short-term debt                           $        13,444  $        18,929   $     30,755 (g) $     44,421 (g)  $        46,039
   Accounts payable                                   22,343           18,407            --               882 (b)           41,632
   Other current liabilities                          57,232           66,687          3,267 (j)       35,821 (h)          156,473
                                             ---------------  ---------------   -------------    -------------     ---------------

       Total current liabilities                      93,019          104,023         34,022           81,124              244,144
Long-term debt                                        40,298           18,908         38,339 (g)      265,865 (g)          286,732
Convertible debt                                     120,000              --             --               --               120,000
Other long-term liabilities                              811           55,640          8,176 (b)          --                48,275
                                             ---------------  ---------------   -------------    ------------      ---------------
       Total liabilities                             254,128          178,571         80,537          346,989              699,151
                                             ---------------  ---------------   ------------     ------------      ---------------
Minority interest                                        462              --             --               510 (k)              972
                                             ---------------  ---------------   ------------     -------------     ---------------
Shareholders' equity                                 262,216           43,306         51,834 (i)          --               253,688
                                             ---------------  ---------------   -------------    ------------      ---------------

                                             $       516,806  $       221,877   $    132,371     $    347,499      $       953,811
                                             ===============  ===============   ============     ============      ===============

(1) Amounts have been translated at the exchange rate of EUR 0.9428 to $1.00 on September 30, 1999.

              See Notes to Unaudited Pro Forma Financial Statements

                            CHECKPOINT SYSTEMS, INC.

                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                 NINE MONTHS (39 WEEKS) ENDED SEPTEMBER 26, 1999



                                                                                            Adjustments
                                           Checkpoint            Meto(1)             Debit             Credit          Pro Forma
                                        ----------------   ----------------   ----------------    ----------------   -----------
                                                                    (in thousands, except per share data)

Net revenues                            $       259,801    $       282,227    $         --        $         --       $       542,028
Cost of revenues                                155,946            164,284              --                  --               320,230
                                        ---------------    ---------------    -------------       -------------      ---------------

    Gross profit                                103,855            117,943              --                  --               221,798
Selling, general and administrative
  expenses                                       82,425             99,502            6,055 (l)             --               187,982
                                        ---------------    ---------------    ---------------     -------------      ---------------

    Income from operations                       21,430             18,441           (6,055)                                  33,816
Interest expense, net                             3,082              1,382            8,722 (m)             --                13,186
Other expense, net                                1,384                --               --                  --                 1,384
                                        ---------------    ---------------    -------------       -------------      ---------------
    Income before income taxes                   16,964             17,059          (14,777)                --                19,246
Income taxes                                      5,174              6,485              --               (3,353) (n)           8,306
Minority interest (income) loss                      11                 (8)             156 (o)             --                   159
                                        ---------------    ----------------   --------------      -------------      ---------------

Net earnings                            $        11,779    $        10,582    $     (14,933)      $       3,353      $        10,781
                                        ===============    ===============    =============       =============      ===============

Net earnings per share:
   Basic                                $          0.39                                                              $          0.36
                                        ===============                                                              ===============
   Diluted                              $          0.39                                                              $          0.35
                                        ===============                                                              ===============


(1) Amounts have been translated at the average exchange rate of EUR 0.9428 to $1.00 during the nine months ended September 30, 1999.

              See Notes to Unaudited Pro Forma Financial Statements

                           CHECKPOINT SYSTEMS, INC.

                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                     YEAR (52 WEEKS) ENDED DECEMBER 27, 1998


                                                                                              Adjustments
                                        Checkpoint            Meto(1)              Debit           Credit           Pro Forma
                                     ----------------   ----------------    ---------------    ---------------    -----------
                                                                 ( in thousands, except per share data)

Net revenues                         $       362,407    $       404,671     $         --       $         --       $       767,078
Cost of revenues                             215,310            228,830               --                 --               444,140
                                     ---------------    ---------------     -------------      -------------      ---------------

      Gross profit                           147,097            175,841               --                 --               322,938
Selling, general and administrative
  expenses                                   117,034            145,841             7,710 (l)            --               270,585

Restructuring charge                            (600)               --                --                 --                  (600)
                                     ---------------    ---------------     -------------      -------------      ---------------
      Operating income                        30,663             30,000            (7,710)               --                52,953
Interest expense, net                          4,822              1,558            12,918 (m)            --                19,298
Other income, net                                343                --                --                 --                   343
                                     ---------------    ---------------     -------------      -------------      ---------------
      Income before income taxes              26,184             28,442           (20,628)               --                33,998
Income taxes                                   8,509             10,825               --              (4,921) (n)          14,413
Minority interest (income) loss                  (10)               --                280 (o)            --                   270
                                     ---------------    ---------------     --------------     -------------      ---------------

Net earnings                         $        17,685    $        17,617     $     (20,908)     $       4,921      $        19,315
                                     ===============    ===============     =============      =============      ===============

Earnings per share:
   Basic                             $           .55                                                              $          0.60
                                     ===============                                                              ===============
   Diluted                           $           .53                                                              $          0.58
                                     ===============                                                              ===============


(1) On January 1, 1999, Meto changed its reporting currency from the German DM to the Euro and restated its 1998 financial statements. Accordingly, the 1998 amounts have been translated to Euro based on the January 1, 1999 exchange rate of EUR 0.51129 to DM 1.0 and from Euro to US dollars at the exchange rate of EUR 0.85164 to $1.00 on January 1, 1999.


              See Notes to Unaudited Pro Forma Financial Statements

                            CHECKPOINT SYSTEMS, INC.

                NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS


1.       BACKGROUND:
-------------------

On December 10, 1999, Checkpoint Systems, Inc. ("Checkpoint" or the "Company") consummated its acquisition of 98.57% of the outstanding shares of Meto AG ("Meto") pursuant to a cash tender offer. The aggregate purchase price for the shares acquired was $260.5 million, plus transaction costs of $4,635,000. In connection with the acquisition, the Company entered into a new $425 million credit facility provided by several lenders. The credit facility includes a $275 million term note and a $150 million revolving line of credit. The terms of the new credit facility required the Company to retire all existing senior debt. In connection with the senior debt restructuring, Checkpoint incurred $7.2 million in placement fees and expenses and a $796,000 prepayment penalty. In addition, $107,000 of unamortized deferred financing costs related to old debt was written-off.

In connection with the acquisition, the Company adopted a restructuring plan. The plan includes a workforce reduction of approximately 400 employees and the consolidation of 15 duplicate offices and warehouse facilities. The costs related to the Meto restructuring plan will be accrued as of the acquisition date and included in the Company's purchase price allocation. The costs related to the Checkpoint restructuring plan will be accrued at December 26, 1999 and charged to earnings during the fourth fiscal quarter of 1999. The restructuring plans have been considered in the preparation of the accompanying pro forma balance sheet, and include the following items:


                                                           Checkpoint           Meto              Total

         Employee terminations                           $    3,097,000   $   17,642,000    $   20,739,000
         Lease obligations                                    3,248,000        3,060,000         6,308,000
         Property and leasehold write-offs                    2,086,000        1,490,000         3,576,000
         Goodwill impairment                                  2,461,000              --          2,461,000
                                                         --------------   --------------    --------------

                                                         $   10,892,000   $   22,192,000    $   33,084,000
                                                         ==============   ==============    ==============

Various other costs will also be incurred in connection with the integration of the two companies, including moving costs, training costs, consulting fees, professional fees and systems related expenditures, among others. The pro forma balance sheet does not reflect such integration costs that will be incurred primarily during fiscal 2000, as the amounts will be recorded as incurred and are not reasonably estimated. The Company anticipates spending between $6 million and $8 million for such integration related expenditures.

The pro forma statements of operations do not include any of the restructuring or integration costs discussed above, as these amounts are nonrecurring and not reflective of the ongoing business. The pro forma statements of operations also do not include expense reductions and synergies that the Company expects to realize from the acquisition, as such amounts are not factually supportable for purposes of Article 11 of Regulation S-X.

2. BALANCE SHEET ADJUSTMENTS:
----------------------------------

(a)      Reflects the sources and uses of cash, as follows (in 000's):

         SOURCES OF CASH:
         Adjustment to reflect actual Meto cash acquired    $        16,276 (b)
         Cash proceeds from new credit facility                     295,219
                                                            ---------------
                                                            $       311,495
         USES OF CASH:
         Cash paid for Meto shares                          $       260,527
         Transaction costs                                            4,635
         Repayment of existing Company debt                          46,160
         Repayment of existing Meto debt                             22,934
         Financing and prepayment fees                                8,007
                                                            ---------------
                                                            $       342,263

(b) Adjustment made to reflect the change in Meto's account balances from September 30, 1999 to the December 10, 1999 acquisition date.
(c) Reflects the elimination of Meto's historical goodwill of $11,905,000, the impairment of Checkpoint goodwill of $2,461,000 and the recording of the excess of purchase price over the fair value of the net assets acquired of $259,774,000. The Company's purchase allocation has not yet been finalized. Therefore, for purposes of presenting the pro forma financial statements, the Company has allocated all of the excess purchase price to goodwill.
(d) Reflects an adjustment to increase Meto's intangible assets by $4,660,000 to reflect the change in the account balance from September 30, 1999 to the December 10, 1999 acquisition date, and the recording of deferred financing costs of $7,211,000 related to the new credit facility.
(e) Represents the write-off of fixed assets and leasehold improvements related to the elimination of redundant operating facilities as follows (in 000's):

                                 Checkpoint                 $          2,086
                                 Meto                                  1,490
                                                            ----------------
                                                            $          3,576
                                                            ================

(f) Reflects the write-off of the unamortized deferred financing costs related to the Company's old credit facility.

(g)  Reflects the Company's debt restructuring, as follows (in 000's):



         DEBT REPAYMENTS:
         Repayment of Checkpoint revolver                                                $        21,339
         Repayment of Checkpoint term notes                                                       24,821
         Repayment of Meto debt                                                                   22,934
                                                                                         ---------------
         Total repayments                                                                         69,094
         Short-term debt repayments                                                              (30,755)
                                                                                         ---------------
         Long-term debt repayments                                                       $        38,339
                                                                                         ===============

         NEW BORROWINGS:
         Total borrowings under new facility                                             $       295,219
         Adjustment to reflect actual Meto debt assumed                                           15,067 (b)
         Amount classified as current                                                            (44,421)
                                                                                         ---------------
         Amount classified as long-term                                                  $       265,865
                                                                                         ===============
(h)      Reflects the following adjustments (in 000's):

         Restructuring reserve for Meto operations                                       $        20,702
         Restructuring reserve for Checkpoint operations                                           6,345
         Adjustment to reflect the increase in the amount of Meto accrued expenses from September 30, 1999 to the December 10, 1999 acquisition date
                                                                                                   8,774 (b)
                                                                                         ----------------
                                                                                         $        35,821
(i)      Reflects the following adjustments (in 000's):

         Elimination of Meto's shareholders equity                                       $        43,306
         Checkpoint restructuring charge                                                          10,892
         Debt prepayment penalty                                                                     796
         Write-off of unamortized deferred debt costs                                                107
         Income tax benefit                                                                       (3,267)
                                                                                         ---------------
                                                                                         $        51,834


(j) Represents a reduction in accrued income taxes for the income tax benefit in (i) above.

(k) Represents the minority interest liability for the Meto common stock not yet purchased as of the acquisition date.

3. STATEMENTS OF OPERATIONS ADJUSTMENTS:
---------------------------------------

(l)  Reflects the net increase in amortization expense as follows (in 000's):



                                                                         Nine Months Ended            Year Ended
                                                                       September 26, 1999       December 27, 1998
                                                                     --------------------       -----------------
         New goodwill amortized over 30 years                        $               6,494      $               8,659
         New deferred financing costs amortized
              over six years                                                           902                      1,202
         Elimination of Meto goodwill amortization                                  (1,297)                    (2,092)
         Elimination of old deferred financing costs amortization
                                                                                       (44)                       (59)
                                                                     ---------------------      ---------------------
                                                                     $               6,055      $               7,710
                                                                     =====================      =====================

(m) Reflects interest expense of the new credit facility at expected current interest rates, offset by the elimination of interest expense related to old debt that was repaid as a result of the debt restructuring discussed in footnote (g).

(n) Reflects the tax benefit of the additional amortization expense related to deferred financing costs and the additional interest expense related to the debt restructuring.

(o) Represents the minority interest related to the Meto common stock not yet purchased as of the acquisition date.

                           INDEX TO EXHIBITS


EXHIBIT              DESCRIPTION
-------              -----------

EXHIBIT 23            Consent of Independent Accountants

                             SIGNATURE PAGE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 25, 2000

Checkpoint Systems, Inc.
/s/ Jeffrey A. Reinhold
Jeffrey A. Reinhold
Senior Vice President,
Chief Financial Officer and Treasurer